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                                                                   Exhibit #9(a)


                                                                   010890-1
















                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                               ATLAS ASSETS, INC.

                                       and

                       STATE STREET BANK AND TRUST COMPANY














1A787

WP0891C

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                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Article  1     Terms of Appointment; Duties of the Bank. . . . . . . . . . . 1

Article  2     Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . 5

Article  3     Representations and Warranties of the Bank. . . . . . . . . . 6

Article  4     Representations and Warranties of the Company . . . . . . . . 7

Article  5     Indemnification . . . . . . . . . . . . . . . . . . . . . . . 7

Article  6     Covenants of the Company and the Bank . . . . . . . . . . . .10

Article  7     Termination of Agreement. . . . . . . . . . . . . . . . . . .12

Article  8     Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .12

Article  9     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .13

Article 10     Massachusetts Law to Apply. . . . . . . . . . . . . . . . . .13

Article 11     Merger of Agreement . . . . . . . . . . . . . . . . . . . . .13

                      TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of the 12th day of January, 1990, by and between ATLAS ASSETS, INC., a Maryland corporation, having its principal office and place of business at 1901 Harrison Street, Oakland, California, 94612 (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

     WHEREAS, the Company, a series company for purposes of Rule 18f-2 of the Investment Company Act of 1940 (the "1940 Act"), desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1  TERMS OF APPOINTMENT; DUTIES OF THE BANK

           1.01 Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Company's separate portfolio series of its authorized and issued shares of its common stock, $.0001 par value, ("Shares"), registrar, redemption and dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Company ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Company, including without limitation any periodic investment plan or periodic withdrawal program.

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        1.02   The Bank agrees that it will perform the following services:

        (a) In accordance with procedures established from time to time by written agreement between the Company and the Bank, which agreement shall be incorporated by reference into this Agreement, the Bank shall:

        (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Company authorized pursuant to the Articles of Incorporation of the Company
               (the "Custodian");

        (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

        (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

        (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

        (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

        (vi) Prepare and transmit payments for dividends and distributions declared by the Company;

        (vii) Maintain records of account for and advise the Company and its Shareholders as to the foregoing;

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        (viii) Record the issuance of shares of the Company and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Company which are authorized, based upon data provided to it by the Company, and issued and outstanding. Bank shall also provide the Company on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Company;

        (ix) Act as plan custodian for retirement plan accounts, under the Bank's IRA approved prototype plan, which the Bank will modify as required by changing tax laws and regulation; and

        (x) Provide promptly to the Company copies of all correspondence from shareholders involving complaints involving the Company, its services, the Bank or its agents or subcontractors, and provide written summaries of any such complaints conveyed by telephone.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and

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prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Company to monitor the total number of Shares sold in each State each day.

         (c) In addition, the Company shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Company's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Company and the reporting of such transactions to the Company as provided above. If the Company notifies the Bank, the Bank will stop shares from being sold in any state where the Company's registration is not current. Procedures applicable to certain of these services may be established from time to time by written agreement between the Company and the Bank, which agreement shall be incorporated by reference into this Agreement.

         (d)   Additionally the Bank shall:

               (i) Utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset

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value per share next computed after the receipt of such orders, and shall calculate the net effect upon the Company of these transactions on a daily and cumulative basis.

              (ii) The Bank will calculate the dollar amount equivalent to one half of one cent per share. The amount determined on the basis of the above calculation will represent the threshold limit. If the net effect of as-of transactions attributed as transfer agent caused is negative and exceeds the threshold limit, then the Bank shall promptly make a payment to the Company in cash, or as a credit to a reduction in the fee next payable under the Agreement, in such amount as necessary to reduce the net effect to less than the threshold limit.

             (iii) If on the last business day of the year the cumulative net effect upon the Company is positive, the Bank shall be entitled to recover certain past payments or reductions in fees, and to credit against all future payments and reductions in fees that may be required under this Agreement.

             (iv) The Bank will supply to the Company reports summarizing the transactions identified above and the daily and cumulative net effects of such transactions. The Bank will also advise the Company if at any time the cumulative net effect exceeds the threshold limit.

Article 2  FEES AND EXPENSES

        2.01 For performance by the Bank pursuant to this Agreement, the Company agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Company and the Bank.

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         2.02  In addition to the fee paid under Section 2.01 above, the Company agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the written request or with the written consent of the Company, will be reimbursed by the Company.

        2.03 The Company agrees to pay all fees and reimbursable expenses within thirty days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Company reports and other non-daily mailings to all Shareholder accounts shall, under normal circumstances, be advanced to the Bank by the Company at least seven (7) days prior to the mailing date of such materials.

Article 3  REPRESENTATIONS AND WARRANTIES OF THE BANK

        The Bank represents and warrants to the Company that:

        3.01 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

        3.02 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

        3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

        3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

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        3.05   It has and will continue to have access to the necessary
facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Bank that;

          4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

          4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

          4.03 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

          4.04 It is an open-end management investment company registered under the Investment Company Act of 1940.

          4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Company being offered for sale.

Article 5  INDEMNIFICATION

          5.01 The Bank shall not be responsible for, and the Company shall indemnify and hold the Bank harmless from and against, any and all losses, damages, liability and costs, charges, counsel fees, payments, and expenses arising out of:

          (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

           (b) The Company's refusal or material failure to comply with the terms of this Agreement, or which arise out of the Company's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Company hereunder.

           (c) The reasonable reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Company, and (ii) have been prepared and/or maintained by the Company or any other person or firm on behalf of the Company.

           (d) The reasonable reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Company.

           (e) Subject to Section 1.02(a) (viii), 1.02(b) (ii), and 1.02(c), the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or-ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

          5.02 The Bank shall use its best efforts to insure the accuracy of all services performed under this Agreement and shall indemnify and hold the Company harmless from and against any and all losses, damages, and liability and costs, charges, counsel fees, payments, expenses actually and reasonably incurred arising out of:

           (a) Any action or failure or omission to act by the Bank or its agent or subcontractor as a result of the Bank's or its agent's or subcontractor's lack of good faith, negligence or willful misconduct.

           (b) The Bank's refusal or material failure to comply with the terms of this Agreement, or which arise out of the Bank's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Bank hereunder.

          5.03 At any time the Bank may rely upon and shall be indemnified for any action taken or omitted by it in reasonable reliance on the advice of the Company, of counsel (who may be counsel for the Company or counsel for the Transfer Agent), and upon statements of accountants and other persons believed by it in good faith to be expert in the matters about which they are consulted and for any actions taken in good faith upon such statements. The Bank, its agents and subcontractors shall be indemnified for acting in good faith reliance upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Bank, its agents and subcontractors shall be indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

          5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not

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be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

          5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

          5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Bank and the Company agree to cooperate fully in the defense of any action, suit or claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6  COVENANTS OF THE COMPANY AND THE BANK

          6.01 The Company shall promptly furnish to the Bank the following:

          (a) A certified copy of the resolution of the Board of Directors of the Company authorizing the appointment of the Bank and the execution and delivery of this Agreement.

          (b) A copy of the Articles of Incorporation and By-Laws of the Company and all amendments thereto.

          6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

          6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request.

          6.04 The Bank and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          6.05 In case of any requests or demands for the inspection of the Shareholder records of the Company, the Bank will endeavor to notify the Company and endeavor to secure instructions from an authorized officer of the Company as to such inspection before it discloses or produces any Shareholder records. The Bank reserves the right, however, to exhibit the Shareholder records to any person authorized pursuant to a valid subpoena or other court order whenever it is advised by its counsel that it may be held liable for the failure to exhibit
the Shareholder records to such person.   The Bank shall Promptly upon receipt
provide the Company with copies of any valid subpoena or court order requesting production of Shareholder records or disclosure of Shareholder information.

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Article 7  TERMINATION OF AGREEMENT

           7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

           7.02 Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Company. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8  ASSIGNMENT

           8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

           8.02 This Agreement shall inure to the benefit, of and be binding upon the parties and their respective permitted successors and assigns.

           8.03 The Bank may, without further consent on the part of the Company, subcontract for the performance hereof with (i) National Financial Data Services, Inc. a Massachusetts corporation ("NFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, or (ii) an NFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9  AMENDMENT

           9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Company.

Article 10 MASSACHUSETTS LAW TO APPLY

          10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 11 MERGER OF AGREEMENT

          11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officer's, as of the day and year first above written.


                              ATLAS ASSETS, INC.



                              BY:  /s/ Larry E. LaCasse
                                  --------------------------
                                  Senior Vice President

ATTEST:


/s/ Louise Longley
----------------------------
Secretary


                              STATE STREET BANK AND TRUST COMPANY



                              BY: /s/
                                  --------------------------
                                  Vice President


ATTEST:


/s/ Eric Greene
----------------------------
Assistant Secretary

                        STATE STREET BANK & TRUST COMPANY

                         Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                               ATLAS ASSETS, INC.


--------------------------------------------------------------------------------

GENERAL - Fees are based on an annual per-shareholder-account charge for account maintenance plus out-of-pocket expenses. Annual maintenance charges for various kinds of mutual funds are given below. Minimum monthly charge per portfolio is:

     For each Portfolio:      First six months                 $  750
                              Seven to twenty-four months      $1,000


ANNUAL MAINTENANCE CHARGES - Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Daily Dividend Funds                                           $10.00
Non-Daily Dividend Funds                                         8.00


OTHER FEES

ACH charges (out-of-pocket)

TIN Certification                                                 .15
TIN Maintenance                                                   .25

CHECKWRITING

Each check presented for payment                                  .50



ATLAS ASSETS, INC.                           STATE STREET BANK & TRUST CO.

By:  /s/ Larry E. LaCasse                    By: /s/
     --------------------------                  -------------------------
Title: Senior Vice President                 Title: Vice President
       ------------------------                     ----------------------

Date: January 12, 1990                       Date: January 2, 1990
      -------------------------                    -----------------------